Calculation of Filing Fee Tables
S-8
TMC the metals Co Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares without par value reserved for issuance pursuant to the 2021 Incentive Equity Plan	Other	33,500,000	$ 5.09	$ 170,515,000.00	0.0001531	$ 26,105.85
2	Equity	Common shares without par value reserved for issuance upon the exercise of outstanding options under the 2021 Incentive Equity Plan	Other	6,500,000	$ 4.66	$ 30,290,000.00	0.0001531	$ 4,637.40
Total Offering Amounts:						$ 200,805,000.00		$ 30,743.25
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 30,743.25
Offering Note
[1]	(a) Represents common shares, without par value ("Common Shares"), that may be issued under the TMC the metals company Inc. 2021 Incentive Equity Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional Common Shares that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Common Shares. (b) Represents 33,500,000 Common Shares reserved for issuance under the Plan. The number of shares reserved for issuance pursuant to awards under the Plan will be increased annually on the first day of each fiscal year, beginning in fiscal year 2026 and ending on the tenth anniversary of the closing of the going-public business combination transaction in September 2021, in an amount equal to the lesser of (i) 4% of the number of outstanding Common Shares on such date and (ii) an amount determined by the plan administrator. In addition, to the extent outstanding options under the Plan expire, lapse or are forfeited, cancelled, or otherwise terminated, or result in any Common Shares not being issued, the unissued or reacquired Common Shares subject to such awards will be available for future issuance under the Plan. (c) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and the low price of Registrant's Common Shares as reported on the Nasdaq Stock Market LLC on August 25, 2025.

[2]	(a) See Footnote 1(a). (b) Represents 6,500,000 Common Shares issuable upon the exercise of outstanding options granted under the Plan, at a weighted-average exercise price of $4.66 per share. To the extent outstanding options under the Plan expire, lapse or are forfeited, cancelled, or otherwise terminated, or result in any Common Shares not being issued, the unissued or reacquired Common Shares subject to such awards will be available for future issuance under the Plan. (c) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $4.66 per share, which is the weighted-average exercise price of the outstanding options granted under the Plan being registered.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A